EXHIBIT 99.1

The Spiegel Group And Alliance Data Systems Enter Into Long-Term Agreements

DOWNERS GROVE, Ill., and DALLAS (May 5, 2003) - Alliance Data Systems Corp. (NYSE: ADS), a leading provider of transaction services, marketing services and credit services, and The Spiegel Group today announced that they will proceed with launching new private-label credit card programs for The Spiegel Group's merchant divisions -- Eddie Bauer, Spiegel Catalog and Newport News, as previously announced. Alliance Data's subsidiary, World Financial Network National Bank (WFNNB), will administer the new private-label credit card programs.
  On April 28, The Spiegel Group filed a motion with the Bankruptcy Court seeking approval to enter into a private label credit card agreement with Alliance Data Systems, and the court approved this motion on May 2. With this approval, Spiegel, Inc. and each of its three merchant divisions entered into separate but essentially identical 10-year agreements with Alliance Data. The new credit card programs for The Spiegel Group will be separate from and have no relation to The Spiegel Group's existing or prior credit card programs, and there will be no transfer of existing receivables.
  "We are pleased to be working with The Spiegel Group and are confident that our robust suite of marketing tools, including database, catalog and Internet capabilities will help their merchant divisions strengthen their relationships with their customers," said Ivan Szeftel, president, Retail Services, Alliance Data Systems. "I am confident that our retail heritage, strong credit and marketing services, and extensive experience in the direct marketing sector will help The Spiegel Group drive incremental sales across all three merchant divisions."
  "We are pleased to have established these new credit card programs, which we believe will help us enhance our customers' experience and build customer loyalty," said James M. Brewster, senior vice president and chief financial officer of The Spiegel Group. "We look forward to executing our targeted credit marketing programs aimed at reaching our existing customers and attracting new customers."
  Under terms of each of the agreements, Alliance Data will provide account acquisition and activation, issuance of new cards, receivables funding, card authorization, customer care, and billing and remittance services. Utilizing Alliance Data's marketing and database capabilities, the new credit card programs are expected to drive increased purchasing frequency, incremental sales and customer loyalty across all sales channels. Alliance Data's WFNNB will apply credit standards and underwriting policies that are consistent with its other retail client credit card programs for The Spiegel Group's new programs.

About Alliance Data Systems
  Based in Dallas, Alliance Data Systems (NYSE: ADS) is a leading provider of transaction services, credit services and marketing services. The company assists retail, petroleum, utility and financial services clients in managing the critical interactions between them and their customers. Alliance Data manages over 72 million consumer relationships for some of North America's most recognizable companies and operates and markets the largest coalition loyalty program in Canada. Alliance Data Systems employs approximately 6,500 associates at more than 20 locations in the United States, Canada and New Zealand. For more information about the company, visit its web site, www.alliancedatasystems.com.

About The Spiegel Group
  The Spiegel Group is a leading international specialty retailer marketing fashionable apparel and home furnishings to customers through catalogs, more than 550 specialty retail and outlet stores, and e-commerce sites, including eddiebauer.com, newport-news.com and spiegel.com. The Spiegel Group's businesses include Eddie Bauer, Newport News and Spiegel Catalog. Investor relations information is available on The Spiegel Group Web site at http://www.thespiegelgroup.com.

The Spiegel Group's Forward Looking Statements
  This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon the company's current expectations and assumptions. You should not place undue reliance on those statements because they speak only as of the date of this release. Forward-looking statements include information concerning the company's possible or assumed future financial condition or results of operations. These statements often include words such as "expect," "plan," "believe," "anticipate," "intend," "estimate," or similar expressions. As you read and consider this release, you should understand that these statements are not guarantees of financial condition, performance or results. They involve risks, uncertainties and assumptions. Although the company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results and actual results could differ materially from the forward-looking statements. These factors include, but are not limited to, uncertainty regarding the company's ability to continue as a going concern; uncertainty regarding the company's ability to operate pursuant to the terms of the DIP facility; uncertainty regarding the company's ability to develop and consummate one or more plans of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 case to a Chapter 7 case; the effect on the company's net sales and cash flow of its decision to stop accepting private-label credit cards at its merchant companies; uncertainty regarding the servicing of the company's existing securitized credit card receivables portfolio upon the liquidation of FCNB; the effects on the company of the Pay-Out Events recently experienced by all of the company's securitization agreements that are backed by the company's credit card receivables; the ultimate effect on the company of the pending investigation by the SEC; the uncertainty relating to the sale or liquidation of the bankcard segment; the ability of the company to maintain trade credit and contracts that are important to its operations; the financial strength and performance of the retail and direct marketing industry; changes in consumer spending patterns; risks associated with collections on the company's credit card portfolio; the success of merchandising, advertising, marketing and promotional campaigns; and various other factors beyond the company's control.
  All future written and oral forward-looking statements made by the company or persons acting on the company's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the company's ongoing obligations to disclose material information as required by the federal securities laws, the company does not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Contact:  Alliance Data Systems
          Shelley Whiddon - Media
          972.348.4310
          swhiddon@alldata.net

          Ed Heffernan
          Analysts/Investors
          972.348.5191
          eheff@alldata.net

          The Spiegel Group
          Debbie Koopman
          630.769.2596
          debbie_koopman@spgl.com